Exhibit 99.1

MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607
1 (888) 422-6562
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:

Berry Allen - Investor Relations

E-Mail: beallen@mbfinancial.com

FOR IMMEDIATE RELEASE

MB Financial, Inc. Announces Redemption of Certain of its Trust Preferred Securities

CHICAGO (August 30, 2018) — MB Financial, Inc. (the “Company”) (NASDAQ: MBFI) announced today that American Chartered Statutory Trust II (the “Trust”) will redeem all of the Trust’s issued and outstanding capital (preferred) securities (the “Capital Securities”) on October 7,  2018 (the “Redemption Date”).  The aggregate redemption price (the “Redemption Price”) for the Capital Securities is $10.0 million plus accrued and unpaid interest to the Redemption Date.  Payment of the Redemption Price will be made on October 5, 2018, which is the business day next preceding the Redemption Date.  The redemption of the Capital Securities is a result of the concurrent redemption that will be made by the Company, as the successor in interest to American Chartered Bancorp, Inc., of its Junior Subordinated Debt Securities due 2034, all of which are held by the Trust.

Notice of the redemption and payment of the Redemption Price will be made to registered holders of the Capital Securities by Wells Fargo Bank, N.A., as Institutional Trustee.  Registered holders of the Capital Securities will need to surrender the original certificates evidencing their securities to Wells Fargo Bank, N.A., at one of the following addresses:

By Mail or Courier Services:	By Registered or Certified Mail:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations
MAC N9300-070	MAC N9300-070
600 South 4th Street	P.O. Box 1517
Minneapolis, MN 55479	Minneapolis, MN 55480-1517

Questions regarding the redemption of the Capital Securities may be directed to Wells Fargo Bank, N.A. Corporate Trust Operations by calling 1-800-344-5128.

MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. (“MB”) which has approximately $20 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals.  MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success.  Learn more about MB by visiting www.mbfinancial.com.

# # #

Safe Harbor Statement: Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in the statements, as discussed in MB Financial, Inc.’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements and MB Financial, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.